EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Parent
Banner Corporation
	Percentage of	Jurisdiction of State of
Subsidiaries	Ownership	Incorporation
Banner Bank (1)	100%	Washington
Islanders Bank (1)	100%	Washington
Banner Capital Trusts II, III, IV, V, VI, and VII (1)	100%	Washington
Springer Development LLC (2)	100%	Washington
Community Financial Corporation (2)	100%	Oregon
Northwest Financial Corporation (2)	100%	Washington
Banner Investment Advisors, LLC (2)	100%	Washington
Siuslaw Statutory Trust I (1)	100%	Connecticut
Greater Sacramento Bancorp Statutory Trust I (1)	100%	Delaware
Greater Sacramento Bancorp Statutory Trust II (1)	100%	Delaware
Skagit Bank (1)	100%	Washington

(1)	Wholly-owned by Banner Corporation.

(2)	Wholly-owned by Banner Bank.

150